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Exhibit 5.1

July 20, 2015

Adeptus Health Inc.
2941 Lake Vista Drive
Lewisville, Texas 75067

Ladies and Gentlemen:

        We have acted as counsel to Adeptus Health Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to shares of Class A common stock of the Company, par value $0.01 per share (the "Common Stock"). The Common Stock may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

        We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company, each of which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        We have assumed further that, at the time of execution, authentication, issuance and delivery of the Common Stock, the issuance of the Common Stock is permitted by and will not violate the certificate of incorporation and bylaws of the Company or the law of its jurisdiction of organization or other applicable laws and that the consideration payable for each share of Common Stock is not less than the par value thereof.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking by the Board of Directors of the Company (or a duly constituted and acting committee of the Board of Directors (such Board of Directors or committee, the "Company Board")) of all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) due issuance and delivery of the Common Stock, upon payment of the consideration thereof in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Company Board, the Common Stock will be validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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  Exhibit 5.1
  July 20, 2015